The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2017

Citigroup Global Markets Holdings Inc.	June-----, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017—USNCH0587 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for contingent quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments and (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities at maturity. These risks will depend on the performance of the worst performing of the shares of the iShares® MSCI Emerging Markets ETF and the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (each referred to as “underlying shares”), as described below. You will be subject to risks associated with both of the underlying shares and will be negatively affected by adverse movements in either regardless of the performance of the other. Although you will be exposed to downside risk with respect to the worst performing underlying shares, you will not participate in any appreciation of either of the underlying shares or receive any dividends paid on the underlying shares.

▪	We have the right to call the securities for mandatory redemption on any potential redemption date beginning approximately two years after issuance.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Underlying shares	Initial share price*	Coupon barrier price**	Final barrier price***
Shares of the iShares® MSCI Emerging Markets ETF
Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF

* The closing price of the applicable underlying shares on the pricing date

** For each of the underlying shares, 70% of the applicable initial share price

*** For each of the underlying shares, 60% of the applicable initial share price

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	June , 2017 (expected to be June 5, 2017)
Issue date:	June , 2017 (three business days after the pricing date)
Valuation dates:	The day of each March, June, September and December (expected to be the 5th day of each March, June, September and December), beginning in September 2017 and ending on June , 2021 (the “final valuation date”, which is expected to be June 7, 2021), each subject to postponement if such date is not a scheduled trading day for either of the underlying shares or if certain market disruption events occur with respect to either of the underlying shares
Maturity date:	Unless earlier redeemed by us, June , 2021 (expected to be June 10, 2021)
Contingent coupon payment dates:	For each valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.375% to 2.500% (approximately 9.50% to 10.00% per annum) (to be determined on the pricing date) of the stated principal amount of the securities if and only if the closing price of the worst performing underlying shares on the related valuation date is greater than or equal to the applicable coupon barrier price. If the closing price of the worst performing underlying shares on any quarterly valuation date is less than the applicable coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity:

Unless earlier redeemed by us, you will be entitled to receive at maturity for each security you then hold:

▪   If the final share price of the worst performing underlying shares on the final valuation date is greater than or equal to the applicable coupon barrier price: $1,000 plus the contingent coupon payment due at maturity

▪   If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable coupon barrier price but greater than or equal to the applicable final barrier price: $1,000

▪   If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price:

$1,000 × the share performance factor of the worst performing underlying shares on the final valuation date

If the final share price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will receive less than 60% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)(4)	Proceeds to issuer(4)
Per security:	$1,000.00	$12.50	$987.50
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the issue price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $987.50 per security, assuming no custodial fee is charged by a selected dealer, and up to $992.50, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) CGMI will receive an underwriting fee of up to $12.50 for each security sold in this offering (or up to $5.00 for each security sold to fee-based advisory accounts). See “Supplemental Plan of Distribution” in this pricing supplement.

(4) The per security proceeds to Citigroup Global Markets Holdings Inc. indicated above represent the minimum per security proceeds to Citigroup Global Markets Holdings Inc. for any security, assuming the maximum per security underwriting fee of $12.50. As noted in footnote (3), the underwriting fee is variable. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-06 dated April 7, 2017       Underlying Supplement No. 6 dated April 7, 2017

Prospectus and Prospectus Supplement each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

KEY TERMS (continued)
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date beginning June , 2019 (expected to be June 12, 2019) upon not less than five business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any.
Potential redemption dates:	The contingent coupon payment dates related to each valuation date beginning in June 2019 and ending in March 2021
Final share price:	For each of the underlying shares, the applicable closing price on the final valuation date
Share performance factor:	For each of the underlying shares on any valuation date, the applicable closing price on that valuation date divided by the applicable initial share price
Worst performing underlying shares:	For any valuation date, the underlying shares with the lowest share performance factor on that valuation date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CK70 / US17324CK703
Underwriter:	CGMI, an affiliate of the issuer, acting as principal

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each of the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Relevant price. For each of the underlying shares, the initial share price, coupon barrier price and final barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price for both of the underlying shares are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of a valuation date. If any valuation date is not a scheduled trading day for either of the underlying shares or if a market disruption event occurs with respect to either of the underlying shares on any valuation date, that valuation date will be subject to postponement as described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If any valuation date is postponed, the closing price of each of the underlying shares in respect of that valuation date will be determined based on (i) for any underlying shares for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing price of such underlying shares on the originally scheduled valuation date and (ii) for any other underlying shares, the closing price of such underlying shares on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying shares following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying shares).

June 2017	PS-2

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a quarterly valuation date and how to calculate the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as two years if the securities are redeemed prior to the maturity date, which is not reflected in the examples below. For ease of analysis, figures in the table below may have been rounded.

The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share prices of either of the underlying shares or their applicable coupon barrier price or final barrier price, each of which will be determined on the pricing date:

Underlying shares	Hypothetical initial share price	Hypothetical coupon barrier price	Hypothetical final barrier price
Shares of the iShares® MSCI Emerging Markets ETF	$42.00	$29.40 (70% of the applicable hypothetical initial share price)	$25.20 (60% of the applicable hypothetical initial share price)
Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	$34.00	$23.80 (70% of the applicable hypothetical initial share price)	$20.40 (60% of the applicable hypothetical initial share price)
Contingent coupon rate:		9.50% per annum (approximately 2.375% paid quarterly)

Hypothetical Examples of Contingent Coupon Payments with Respect to a Quarterly Valuation Date

The following examples illustrate the hypothetical contingent coupon payments with respect to four hypothetical quarterly valuation dates.

	Hypothetical closing price of the shares of the iShares® MSCI Emerging Markets ETF	Hypothetical closing price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical contingent coupon payment per security
Example 1: Hypothetical Valuation Date 1	$37.80 (share performance factor = $37.80 / $42.00 = 0.90)	$37.40 (share performance factor = $37.40 / $34.00 = 1.10)	$23.75
Example 2: Hypothetical Valuation Date 2	$50.40 (share performance factor = $50.40 / $42.00 = 1.20)	$17.00 (share performance factor = $17.00 / $34.00 = 0.50)	$0.00
Example 3: Hypothetical Valuation Date 3	$25.20 (share performance factor = $25.20 / $42.00 = 0.60)	$35.70 (share performance factor = $35.70 / $34.00 = 1.05)	$0.00
Example 4: Hypothetical Valuation Date 4	$25.20 (share performance factor = $25.20 / $42.00 = 0.60)	$18.70 (share performance factor = $18.70 / $34.00 = 0.55)	$0.00

Example 1: In this example, the shares of the iShares® MSCI Emerging Markets ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is greater than the applicable coupon barrier price and investors in the securities would receive the contingent coupon payment of $23.75 per security on the related contingent coupon payment date.

Example 2: In this example, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price and investors would not receive any payment on the related contingent coupon payment date, even though the shares of the iShares® MSCI Emerging Markets ETF have appreciated from their initial share price.

Example 3: In this example, the shares of the iShares® MSCI Emerging Markets ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price and investors would not receive any payment on the related contingent coupon payment date, even though the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF have appreciated from their initial share price.

Example 4: In this example, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF have the lowest share performance factor and, therefore, are the worst performing underlying shares. In this scenario, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price and investors would not receive any payment on the

June 2017	PS-3

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

related contingent coupon payment date. In this example, the closing prices of both of the underlying shares are less than their respective coupon barrier prices.

Investors in the securities will not receive a contingent coupon payment with respect to a valuation date if, on that valuation date, the closing price of the worst performing underlying shares is less than the applicable coupon barrier price, even if the closing price of the other underlying shares is greater than the applicable coupon barrier price.

Hypothetical Examples of the Payment at Maturity on the Securities

The following examples illustrate the payment at maturity on the securities as determined by the applicable final share prices of the underlying shares on the final valuation date.

	Hypothetical final share price of the shares of the iShares® MSCI Emerging Markets ETF	Hypothetical final share price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical payment at maturity per security
Example 5	$35.70 (share performance factor = $35.70 / $42.00 = 0.85)	$40.80 (share performance factor = $40.80 / $34.00 = 1.20)	$1,023.75
Example 6	$29.40 (share performance factor = $29.40 / $42.00 = 0.70)	$22.10 (share performance factor = $22.10 / $34.00 = 0.65)	$1,000.00
Example 7	$16.80 (share performance factor = $16.80 / $42.00 = 0.40)	$23.80 (share performance factor = $23.80 / $34.00 = 0.70)	$400.00
Example 8	$29.40 (share performance factor = $29.40 / $42.00 = 0.70)	$6.80 (share performance factor = $6.80 / $34.00 = 0.20)	$200.00

Example 5: In this example, the shares of the iShares® MSCI Emerging Markets ETF are the worst performing underlying shares. In this scenario, the final share price of the worst performing underlying shares is greater than the applicable coupon barrier price. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment of $23.75 per security.

Example 6: In this example, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are the worst performing underlying shares. In this scenario, the final share price of the worst performing underlying shares is less than the applicable coupon barrier price but greater than the applicable final barrier price. Accordingly, at maturity, you would receive the $1,000.00 stated principal amount of the securities but you would not receive a contingent coupon payment at maturity.

Example 7: In this example, the shares of the iShares® MSCI Emerging Markets ETF are the worst performing underlying shares. In this scenario, the final share price of the worst performing underlying shares is less than the applicable final barrier price. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × share performance factor of the shares of the iShares® MSCI Emerging Markets ETF on the final valuation date

= $1,000 × 0.40

= $400

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. You would incur a loss based on the performance of the worst performing underlying shares, even though the final share price of the other underlying shares was greater than the applicable final barrier price. In addition, because the final share price of the worst performing underlying shares is below the applicable coupon barrier price, you will not receive any quarterly contingent coupon payment.

Example 8: In this example, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are the worst performing underlying shares and the applicable final share price is less than the applicable final barrier price. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × share performance factor of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF on the final valuation date

June 2017	PS-4

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

= $1,000 × 0.20

= $200

In this scenario, because the closing price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you would lose a significant portion of your investment in the securities. In addition, because the final share price of the worst performing underlying shares is below the applicable coupon barrier price, you will not receive any quarterly contingent coupon payment at maturity. If the closing price of the worst performing underlying shares were less than the applicable coupon barrier price on each valuation date and less than the final barrier price on the final valuation date, you would not have received any quarterly contingent coupon payments and, in addition, would incur a significant loss on your securities at maturity.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the performance of the worst performing underlying shares on the final valuation date. If the closing price of the worst performing underlying shares on the final valuation date is less than the applicable final barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying shares have declined from the applicable initial share price, regardless of the performance of the other underlying shares. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the worst performing underlying shares is less than the applicable coupon barrier price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the worst performing underlying shares on the related valuation date is greater than or equal to the applicable coupon barrier price. If the closing price of the worst performing underlying shares is less than the applicable coupon barrier price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing price of the worst performing underlying shares is below the applicable coupon barrier price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	The securities are subject to the risks of both of the underlying shares and will be negatively affected if either of the underlying shares perform poorly, even if the other underlying shares perform well. The securities are not linked to a basket composed of the underlying shares, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying shares are the worst performing underlying shares.

▪	You will not benefit in any way from the performance of the better performing underlying shares. The return on the securities depends solely on the performance of the worst performing underlying shares, and you will not benefit in any way from the performance of the other underlying shares. The securities may underperform a similar alternative investment linked to a basket composed of the underlying shares, since in such case the performance of the better performing underlying shares would be blended with the performance of the worst performing underlying shares, resulting in a better return than the return of the worst performing underlying shares.

▪	You will be subject to risks relating to the relationship between the underlying shares. It is preferable from your perspective for the underlying shares to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying shares will not exhibit this relationship. The less correlated the underlying shares, the more likely it is that either of the underlying shares will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying shares to perform poorly; the performance of the underlying shares that are not the worst performing underlying shares is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlying shares will be over the term of the securities. The shares of the iShares® MSCI Emerging Markets ETF represent international emerging markets and the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF represent U.S.-traded companies in the oil and gas

June 2017	PS-5

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

exploration and production industry. Accordingly, the underlying shares represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity. The volatility of and the correlation between the underlying shares are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlying shares as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing price of the worst performing underlying shares will be less than the applicable coupon barrier price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the closing price of the worst performing underlying shares will be less than the applicable final barrier price on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying shares.

▪	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. Beginning approximately two years after issuance, we may redeem the securities on any potential redemption date upon not less than five business days’ notice. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited to as short as two years. If we redeem the securities prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlying shares are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlying shares are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the prices of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares or the stocks held by the issuers of the underlying shares.

▪	The performance of the securities will depend on the closing prices of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter will depend on the closing prices of the underlying shares solely on the applicable quarterly valuation dates, regardless of the closing prices of the underlying shares on other days during the term of the securities. If we do not redeem the securities, what you receive at maturity will depend solely on the closing price of the worst performing underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing prices of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing prices of the underlying shares. You should understand that each of the underlying shares has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no

June 2017	PS-6

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying shares, dividend yields on the underlying shares and the stocks held by the issuers of the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the prices and volatility of the underlying shares and a number of other factors, including the prices and volatility of the stocks held by the issuers of the underlying shares, the correlation between the underlying shares, dividend yields on the underlying shares and the stocks held by the issuers of the underlying shares, interest rates generally, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that are held by the iShares® MSCI Emerging Markets ETF trade, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

June 2017	PS-7

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

▪	Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks composing the iShares® MSCI Emerging Markets ETF and that are generally tracked by the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF invests in stocks that are traded in non-U.S. currencies, while the net asset value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of shares of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry. The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, oil and gas;

•	the cost of exploring for, developing, producing, refining and marketing oil and gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

June 2017	PS-8

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

▪	Changes that affect the underlying shares may affect the value of your securities. The sponsors of the indices underlying the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each, an “ETF”) may add, delete or substitute the stocks that constitute those indices or make other methodological changes that could affect the levels of those indices. In addition, the investment advisers to the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF may change the manner in which the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF operate or their investment objectives at any time. We are not affiliated with any such index sponsors or investment advisors and, accordingly, we have no control over any changes any such index sponsors or investment advisers may make. Such changes could be made at any time and could adversely affect the performance of the underlying shares and the value of and your payment at maturity on the securities.

▪	Even if an ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on either of the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the applicable underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If an issuer of either of the underlying shares pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of issuers other than the original issuers of the underlying shares upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if an ETF enters into a merger agreement that provides for holders of the shares of such ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the shares of an ETF are delisted, or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the underlying shares may not completely track the performance of the indices they seek to track or their net asset values per share. The ETFs do not fully replicate the indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the ETFs reflects additional transaction costs and fees that are not included in the calculation of the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the ETFs and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performance of the ETFs and the indices underlying the ETFs. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from their net asset values per share.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset values per share of the ETFs and the liquidity of the ETFs may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem the underlying shares. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the ETFs may vary substantially from their net asset values per share. For all of the foregoing reasons, the performance of the ETFs might not correlate with the performance of the indices underlying the ETFs and/or their net asset values per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Our offering of the securities is not a recommendation of either of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that are held by the issuers of the underlying shares or in instruments related to the underlying shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other of our affiliates’ activities may affect the prices of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The prices of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares or the stocks held by the issuers of

June 2017	PS-9

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the prices of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks held by the issuers of the underlying shares or with the ETFs, including extending loans to, making equity investments in or providing advisory services to such companies or the ETFs. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or events with respect to the ETFs that may require a dilution adjustment or the delisting of the ETFs, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

June 2017	PS-10

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the closing price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI Emerging Markets ETF, including certain risks that are associated with an investment linked to shares of the iShares® MSCI Emerging Markets ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® MSCI Emerging Markets ETF or other securities of the iShares® MSCI Emerging Markets ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the iShares® MSCI Emerging Markets ETF.

Historical Information

The graph below shows the closing prices of the shares of the iShares® MSCI Emerging Markets ETF for each day such prices were available from January 3, 2012 to June 1, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

June 2017	PS-11

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 3, 2012 to June 1, 2017

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2012
First Quarter	$44.76	$38.23	$0.00000
Second Quarter	$43.54	$36.68	$0.46836
Third Quarter	$42.37	$37.42	$0.00000
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014
First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.99	$35.43	$0.00000
Second Quarter (through June 1, 2017)	$41.74	$38.81	$0.00000

The closing price of the shares of the iShares® MSCI Emerging Markets ETF on June 1, 2017 was $41.55.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the iShares® MSCI Emerging Markets ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

June 2017	PS-12

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

Information About the SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & mining and oil & gas refining & marketing.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment advisor to the ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the SEC by The SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Oil & Gas Exploration & Production ETF trades on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF, including certain risks that are associated with an investment linked to shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF or other securities of the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The SPDR® S&P® Oil & Gas Exploration & Production ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Historical Information

The graph below shows the closing prices of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such prices were available from January 3, 2012 to June 1, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF as an indication of future performance.

June 2017	PS-13

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Prices January 3, 2012 to June 1, 2017

SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Dividends
2012
First Quarter	$61.34	$52.67	$0.11384
Second Quarter	$57.85	$45.20	$0.10682
Third Quarter	$59.35	$48.73	$0.00000
Fourth Quarter	$57.38	$50.69	$0.11251
2013
First Quarter	$62.10	$55.10	$0.49350
Second Quarter	$62.61	$54.71	$0.00000
Third Quarter	$66.47	$58.62	$0.31718
Fourth Quarter	$72.74	$65.02	$0.08437
2014
First Quarter	$71.83	$64.04	$0.13573
Second Quarter	$83.45	$71.19	$0.16189
Third Quarter	$82.08	$68.83	$0.16658
Fourth Quarter	$66.84	$42.75	$0.20820
2015
First Quarter	$53.94	$42.55	$0.15611
Second Quarter	$55.63	$46.43	$0.18548
Third Quarter	$45.22	$31.71	$0.18289
Fourth Quarter	$40.53	$28.64	$0.14316
2016
First Quarter	$30.96	$23.60	$0.08588
Second Quarter	$37.50	$29.23	$0.07307
Third Quarter	$39.12	$32.75	$0.08075
Fourth Quarter	$43.42	$34.73	$0.07537
2017
First Quarter	$42.21	$35.17	$0.07387
Second Quarter (through June 1, 2017)	$37.89	$32.57	$0.00000

The closing price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF on June 1, 2017 was $33.01.

June 2017	PS-14

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our tax counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

June 2017	PS-15

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $12.50 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $12.50 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $12.50 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $12.50 for each $1,000 security they sell directly to the public. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing prices of either of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

June 2017	PS-16

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

June 2017	PS-17

Citigroup Global Markets Holdings Inc.
Callable Contingent Coupon Equity Linked Securities Based on the Worst Performing of the Shares of the iShares® MSCI Emerging Markets ETF and the Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due June-----, 2021

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2017	PS-18